Exhibit 99.1

Avnet, Inc. Announces Leadership Transition for Avnet Electronics Marketing
Gerry Fay Promoted to Global President Avnet Electronics Marketing

PHOENIX – JULY 29, 2013 – Avnet, Inc. (NYSE:AVT), a global value-added technology distributor, today announced that it has promoted Gerry Fay to serve as global president for Avnet Electronics Marketing, one of two global operating groups within Avnet. Effective October 1, 2013, Fay will be responsible for the strategic direction, day-to-day operations and performance of the group globally. Avnet Electronics Marketing serves electronic original equipment manufacturers (EOEMs) and electronic manufacturing services (EMS) providers in more than 70 countries, distributing electronic components from leading manufacturers and providing design-chain and supply-chain services.

Fay joined Avnet in 2005 with the company’s acquisition of electronic component distributor Memec, where he was president of Memec Americas. Previously, he held numerous strategic roles, including chief operations officer for Memec’s supply-chain and logistics group and chief operating officer for ATLAS Services, a division of VEBA Electronics. At Avnet, he was named senior vice president of global strategic accounts for Avnet United and created the Avnet Velocity global supply-chain solutions practice at Avnet Electronics Marketing. Currently, he serves as Chief Logistics and Global Operations Officer and is responsible for global warehousing, semiconductor programming, computer and integration center services and operations, global trade compliance and enterprise-wide risk mitigation. A corporate officer and senior vice president, Fay is a member of the Avnet Executive Board and will continue to report to Avnet CEO Rick Hamada.

“Gerry has a proven track record of success and an in-depth knowledge of Avnet’s global business,” said Rick Hamada, Avnet chief executive officer. “In working with Gerry I have come to appreciate his action-oriented approach and thoughtful contributions to Avnet’s strategies. I believe he has the right mix of leadership skills and experience that make him an ideal choice to lead Avnet Electronics Marketing globally.”

“I could not be more honored to lead Avnet Electronics Marketing globally,” added Fay. “This is a tremendous opportunity with a world-class organization, and I look forward to working with the team to help take our great company to the next level.”

Fay succeeds Harley Feldberg, who was promoted to global president of Avnet Electronics Marketing in July 2004. Feldberg joined Avnet in 1981 and was promoted through a series of progressively more responsible positions, including serving as president of Avnet Electronics Marketing Americas and president of Avnet Electronics Marketing Asia. During his tenure with Avnet, he has held executive posts in sales, marketing and business management. Feldberg will remain with Avnet to assist in the smooth transition of leadership.

“We will miss Harley’s combination of both strategic insight and focused execution that has contributed significantly to Avnet’s growth and global leadership in the always dynamic world of electronic components distribution,” Hamada said. “However we understand and respect his personal decision to step out of his role at this time.”

Fay holds a bachelor’s degree in business administration and an MBA from the University of Redlands, Redlands, Calif.

About Avnet Electronics Marketing
Avnet Electronics Marketing is an operating group of Phoenix-based Avnet, Inc. that serves electronic original equipment manufacturers (EOEMs) and electronic manufacturing services (EMS) providers in more than 70 countries, distributing electronic components from leading manufacturers and providing associated design-chain and supply-chain services. The group’s website is located at www.em.avnet.com.

About Avnet, Inc.
Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2012, Avnet generated revenue of $25.7 billion. For more information, visit www.avnet.com. (AVT—IR)

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